CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Amendment 2 of Form S-3 of our report dated February 18, 2000 except for Note 18 which is dated March 17, 2000 relating to the financial statements of Commodore Applied Technologies, Inc. and Subsidiaries as of December 31, 1999 and for the year ended December 31, 1999, which appears in the 1999 Annual Report to Shareholders of Commodore Applied Technologies, Inc., which is incorporated by reference in Commodore Applied Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Tanner + Co.



Salt Lake City, Utah
March 31, 2000